UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

OSIRIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32966	71-0881115
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

7015 Albert Einstein Drive, Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545 - 1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

Osiris Therapeutics, Inc. (the “Company”) and Mesoblast Limited (ASX:MSB; USOTC:MBLT), through its wholly owned subsidiary, Mesoblast International Sárl (“Mesoblast”), entered into a Purchase Agreement, dated October 10, 2013, pursuant to the terms of which the Company sold to Mesoblast the Company’s culture expanded mesenchymal stem cell business, including Prochymal and other related assets. The Purchase Agreement provides for payment to the Company of $50 million in initial consideration, and payment of up to an additional $50 million upon the achievement by Mesoblast of certain clinical and regulatory milestones. Additionally, the Company will be entitled to earn low single to double digit cash royalties on future sales by Mesoblast of Prochymal and other products utilizing the acquired ceMSC technology.

Of the $50 million in initial consideration, $35 million is payable in cash, and the balance ($15 million) will be paid in a combination of cash and Mesoblast ordinary shares, at the discretion of Mesoblast, upon completed delivery of the ceMSC assets.  Any payments made in Mesoblast ordinary shares will be subject to a one year holding period, but will be afforded downside protection for a drop in the Mesoblast share price over the holding period.

Also pursuant to the Purchase Agreement, the Company has retained a royalty free license to all transferred intellectual property, insofar as necessary to continue in its other businesses, including its Biosurgery business, but has also agreed not to compete with Mesoblast in the ceMSC business for a period of eight years. The Company expects to use the proceeds from this transaction to continue to pursue and expand its Biosurgery business.

The Purchase Agreement contains representations, warranties and other undertakings which the Company believes to be typical for transactions of this type.

A copy of the Company’s Press Release dated October 10, 2013, announcing the transaction is furnished as Exhibit 99.1 hereto.

The above discussion is qualified in its entirety by the actual terms and provisions of the Purchase Agreement. The Press Release is also so qualified in its entirety.

Item 2.01        Completion of Acquisition or Disposition of Assets

On October 10, 2013, the Company and Mesoblast Limited, through its wholly owned subsidiary, entered into the Purchase Agreement and a closing occurred. At the closing, the Company sold to Mesoblast the Company’s culture expanded mesenchymal stem cell business, including Prochymal and other related assets. The company delivered a bill of sale and other conveyance instruments, and committed to the delivery in due course of various assets covered by the Purchase Agreement. The Purchase Agreement provides for payment to the Company of $50 million in initial consideration and payment of up to an additional $50 million upon the achievement by Mesoblast of certain clinical and regulatory milestones. Additionally, the Company will be entitled to earn low single to double digit cash royalties on future sales by Mesoblast of Prochymal and other products utilizing the acquired ceMSC technology.

Of the $50 million in initial consideration, $35 million is payable in cash, and the balance ($15 million) will be paid in a combination of cash and Mesoblast ordinary shares, at the discretion of Mesoblast, upon completed delivery of the ceMSC assets.  Any payments made in Mesoblast ordinary shares will be subject to a one year holding period, but will be afforded downside protection for a drop in the Mesoblast share price over the holding period.

The above discussion is qualified in its entirety by the actual terms and provisions of the Purchase Agreement.

Item 9.01        Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

None

(b)	Pro forma financial information.

In accordance with Item 9.01(b)(1) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K is attached hereto as Exhibit 9.1 .

(d)	Exhibits.

9.1 Unaudited pro forma financial statements of the Company for the six months ended June 30, 2013 and the year ended December 31, 2012.

99.1 Press Release of the Company, dated October 11, 2013.

EXHIBIT INDEX

Exhibit No.	Description

9.1	Unaudited pro forma financial statements of the Company for the six months ended June 30, 2013 and the year ended December 31, 2012.
99.1	Press release dated October 10, 2013

Information presented in this Current Report on Form 8-K may contain forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Risks and uncertainties related to the sale of our ceMSC assets and related transactions include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our biosurgery business, the risk that we may not be able to fully benefit from the described transaction through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.   Additional factors that could cause our actual results to differ materially from those anticipated in forward-looking statements, include the factors described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent reports filed with the United States Securities and Exchange Commission. You should not unduly rely on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

Dated: October 10, 2013	By:	/s/ PHILIP R. JACOBY, JR.
Philip R. Jacoby, Jr.
Chief Financial Officer